Exhibit 10.9

                             LACROSSE FOOTWEAR, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
                            (AS AMENDED AND RESTATED)

   1. Definitions. Except as otherwise expressly provided, each of the following terms used herein shall have the meaning set forth below:

        a) "Adjusted Book Value" means the book value of the Company as determined by the Company and its independent public accountants in accordance with generally accepted accounting principles, decreased by all amounts transferred to shareholders' equity as a result of the amortization of the "Excess of Net Assets Acquired Over Cost" account since the Company's or its predecessor's incorporation.

        b) "Company" means LaCrosse Footwear, Inc., a Wisconsin corporation, and all of its consolidated subsidiaries.

        c) "Contribution" means a dollar amount determined by the Company's Board of Directors with respect to a particular Participant and allocated to the appropriate Participant Account.

        d) "Net Income" or "Net Loss", as the case may be, means the consolidated net income (after-tax) or net loss (after tax benefits), respectively, of the Company from operations for any calendar year, as determined by the Company and its independent public accountants in accordance with generally accepted accounting principles. Without limiting the generality of the foregoing, Net Income and/or Net Loss shall not include any capital gains or losses realized by the Company, proceeds from insurance policies or any amount resulting from the amortization of the "Excess of Net Assets Acquired Over Cost" account.

        e) "Participant" means any executive or other key employee of the Company who is designated by the Company's Board of Directors as a Participant in the Plan.

        f) "Participant Account" means the account established for bookkeeping purposes by the Company under the Plan for each Participant to reflect all Contributions thereto, together with any increases and/or decreases thereto as herein provided.

        g) "Plan" means the Company's Deferred Compensation Plan for Key Employees adopted by the Company's Board of Directors on December 17, 1982 and as last amended and restated on November 22, 1996.

        h) "Applicable Interest Rate" means the then current market rate as reported in The Wall Street Journal, adjusted annually on January 1 of each year, on United States Treasury obligations with a maturity date closest to two (2) years as of the immediately preceding December 31; provided, however, that with respect to any Participant who retired from the Company prior to January 1, 1996, the Applicable Interest Rate shall be eight percent (8%) per annum.

   2. Administration. The Plan shall be administered by the Board of Directors of the Company.

   3.   Operation.

        a) On or before December 31 of any calendar year, the Company's Board of Directors may make Contributions on behalf of such Participants as it shall deem appropriate. A Participant Account will be established for each Participant and will be increased by the amount (and at the time) of each Contribution for the account of such Participant. Except as otherwise provided herein, all Contributions are fully vested at the time they are allocated to the respective Participant Accounts. Each Participant Account will be increased in the event of Net Income or decreased in the event of a Net Loss as of the close of business on the last day of each calendar year by multiplying the sum of such Participant Account as of the first day of such calendar year by a fraction, the numerator of which is the Net Income or Net Loss, as the case may be, for the then current calendar year and the denominator of which is the sum of (i) the Adjusted Book Value as of the first day of such calendar year plus (ii) the aggregate value of all Participant Accounts as of the first day of such calendar year. Except as the Company's Board of Directors shall otherwise provide, no Participant Account shall be increased or decreased under this Paragraph after the occurrence of an event described in subparagraphs (a),
             (b) and (c) of Paragraph 4 hereof.

        b) On or before December 1 of any calendar year, each Participant may specify to the Company's Board of Directors, in writing, a percentage of the Contribution(s) to be made on his or her behalf during the following calendar year or years, to be deferred to a date specified by the Participant (the "Deferred Payment Date"). The Deferred Payment Date with respect to any Participant shall be the fifteenth (15th) day in January of such year as he shall specify, in writing, to the Company's Board of Directors. A Participant may extend his Deferred Payment Date to the January fifteenth (15th) of a later year at any time, provided that written notice of such extension shall be given to the Company's Board of Directors at least thirty (30) days preceding such earlier specified Deferred Payment Date.

   4.   Distributions.

        a) Notwithstanding any other provision of this Paragraph, a Participant shall receive the dollar value of his Participant Account within sixty (60) days after the first of the following events to occur:

             i) At any time at the sole discretion of the Company's Board of Directors;

             ii) A merger or consolidation in which the Company does not survive, a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;

             iii) For other than the circumstances covered in subparagraphs
                  (b) and (c) below, a Participant's termination of employment with the Company, with or without cause and regardless of whether initiated by the Company or the Participant; provided, however, that in no event shall a Participant who is entitled to a distribution from his or her Participant Account as a result of an event described in this subparagraph (iii) receive more than an amount equal to the Contributions made to such Participant Account together with interest thereon at the Applicable Interest Rate, compounded annually, from the date of each Contribution to the date of the event which triggered the distribution.

        b) In the event of a Participant's death, or any physical or mental disability resulting in a Participant's inability to perform his or her duties as an employee of the Company (which determination will be made by the Company's Board of Directors in its sole discretion), regardless of any Deferred Payment Date specified by such Participant pursuant to the provisions of subparagraph
             (b) of Paragraph 3 hereof or any distribution method elected pursuant to subparagraph (d) below, the balance in his or her Participant Account, plus, for the period from the first (1st) day of the calendar year to the date of his or her death or disability, interest at the Applicable Interest Rate on his or her Participant Account balance, will be paid to the Participant or his or her estate in no more than five (5) equal annual installments.

             i) The first installment paid within sixty (60) days of death, or disability, and

             ii) Succeeding installments paid on the anniversary date of his death or disability with interest at the Applicable Interest Rate on the unpaid balance.

        c)   Retirement at age 62 or thereafter.

             i) If a Participant retires from the Company at age 62 or thereafter without having specified a later Deferred Payment Date as provided in subparagraph (b) of Paragraph 3 hereof, the balance in his or her Participant Account will be paid in the same manner as on his or her death or disability as provided in subparagraph (b) above.

             ii) If a Participant retires from the Company at age 62 or thereafter but has specified a later Deferred Payment Date as provided in subparagraph (b) of Paragraph 3 hereof, the balance in his or her Participant Account will be paid in accordance with the distribution method elected by the Participant pursuant to subparagraph (d) below.

             iii) Notwithstanding anything in this Plan to the contrary, any interest credited to a Participant's account during any calendar year during which the Participant is retired shall be paid to such Participant within thirty (30) days after the end of such calendar year.

        d) At least six (6) months before a Participant's Deferred Payment Date, such Participant shall, by written notice to the Company's Board of Directors, elect a lump payment upon his or her Deferred Payment Date or periodic payments, as described below:

             i) If a Participant shall have elected to receive a lump payment, or in the event a Participant shall fail to make any election as hereinbefore provided, the Participant shall, on his or her Deferred Payment Date, receive the dollar value of his or her Participant Account.

             ii) If a Participant shall have elected to receive periodic payments, the Company will, upon his or her Deferred Payment Date and periodically thereafter for such additional number of months or years not exceeding 119 months or 9 years as the Participant shall have specified, pay to the Participant the balance in his Participant Account, divided by the number of periodic payments which the Participant shall have specified. Interest at the Applicable Interest Rate on his or her Participant Account balance will be paid annually as provided in subparagraph
                  (c) above.

        e) If a Participant has specified a Deferred Payment Date which is later than the date of his or her retirement from the Company at age 62 or thereafter, such Participant shall earn interest at the Applicable Interest Rate on his or her Participant Account balance until his or her Deferred Payment Date. Interest shall be paid annually as provided in subparagraph (c) above.

   5. Nature of Rights. Participant Accounts shall be used solely as a device for the measurement and determination of the amounts to be paid to Participants as provided herein. No Participant Account shall constitute or be treated as a trust fund of any kind. A Participant shall be entitled only to receive cash as provided herein.

   6. Rights Not Transferable. No right arising under the Plan shall be transferable other than by will or the laws of descent and distribution. Except as expressly authorized above, any attempted transfer or rights under the Plan shall be null and void, and without legal effect.

   7. Withholding of Taxes. There shall be deducted from each distribution under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such government authority for the account of the Participant or other person entitled to such distribution.

   8. No Effect on Retirement Benefits. No Contribution, increase in a Participant Account or distribution of all or any portion of a participant Account shall be deemed "compensation" for purposes of
        Section 1.01(c) or 1.01(j) of the Company's Retirement Plan or 2.01(j) of the Company's Employee Retirement Savings Plan for its salaried employees or for purposes of any comparable provision of any other Company pension or retirement plan hereafter in effect.

   9. Termination; Amendment; Interpretation. The Company's Board of Directors may at any time terminate or amend the Plan as it, in its sole discretion, shall deem advisable. No termination or amendment of the Plan may, without the consent of a Participant, adversely affect the vested rights of such Participant. The Company's Board of Directors is authorized to interpret in good faith any provision of the Plan, and such interpretation shall be conclusive and binding on all parties concerned.